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                                                                     EXHIBIT 10X

                                                            January 3, 1995


Mr. Timothy C. Rothwell
10 Mark Twain Drive
Morristown, New Jersey 07960

Dear Tim,

     I am pleased to confirm the terms and conditions of our offer to you as President, Rhone-Poulenc Rorer Worldwide Ethical Pharmaceuticals and Executive Vice President, Rhone-Poulenc Rorer Inc. In your new position, you will be reporting to Michel de Rosen, President and Chief Operating Officer, Rhone-Poulenc Rorer Inc. and will be based in Collegeville, Pennsylvania. It is our hope that you will join the company around and about the beginning of February, 1995.

BASE COMPENSATION
- -----------------

     The starting annual base salary for your position will be $415,000 and will be payable to you on a semi-monthly basis. As part of our Performance and Career Development System (PCDS), individuals are reviewed for performance and salary increase consideration on an annual basis. Your first performance and salary review will be March 1996.

INCENTIVE COMPENSATION
- ----------------------

     RPR provides a very comprehensive variable performance pay system. For your position, you are eligible to participate in the annual Performance Incentive Plan (cash bonus), the RPR Performance Unit Capital Plan, and the Long-Term Incentive Stock Option Program.

     Cash Bonus: Your annual target cash bonus is 55.0% of base salary. This target is adjusted for annual Company, Business Unit, and individual performance. You will be eligible for your first annual cash bonus payment March 1996, based on performance year 1995 results.

     Capital Plan: The RPR Capital Plan is an annual, cash incentive performance unit program. Your annual target award is $160,000 which equates to 8,000 RPR Performance Units (at a starting value of $20.00 per unit). The target number of units and value of each unit is adjusted annually based on RPR's year over year net income performance along with RPR's annual net income performance as compared

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to a competitive benchmark. 50.0% of each annual grant vests in one year and 50.0% cliff vests after three years. Your first annual grant will be March, 1996.

     Stock Options: You are eligible for stock option grants under the Rhone-Poulenc Rorer Long-Term Incentive Plan formula. The number of non-qualified stock options granted for your position each year is derived through a calculation of blended salary times your stock option multiple (190.0%) and then adjusted for individual performance. The dollar amount of this calculation is then divided by the RPR share price at the date of grant to determine the actual number of stock options awarded. Your stock options vest one third a year over the first three years of the grant, and vested options can then be exercised over ten years from the original date of grant. The exercise price of the grant is the fair market price for RPR shares at date of grant. Your first annual stock option grant is scheduled for March 1996.

     All incentive compensation awards are made at the Company's discretion, are subject to change, and require the approval of the Rhone-Poulenc Rorer Executive Personnel and Compensation Committee and Board of Directors.

TRANSITION/SIGN-ON AWARDS
- -------------------------

     To appropriately position you from your current compensation system to RPR's, the following upfront awards will be made to you upon your arrival:

    - $160,000 sign-on bonus

    - $140,000 cash advance payment given to you with the following terms; if you leave RPR voluntarily within four years from date of RPR employment, then you will need to return to the Company $35,000 a year for each year not worked up to a maximum of four years. For the taxes you will pay on this $140,000 payment, RPR will reimburse your tax payment as follows: For each year you work for RPR during your first four years of employment, the Company will provide an annual tax reimbursement payment equal to 25.0% of the total tax payment you will make on this cash advance. A corresponding gross up payment on each year's RPR tax reimbursement will be provided to you as well. This approach is in line with the approach you currently have with your present employer.

    - An initial grant of 12,000 RPR stock options that will vest one third each year over the first three years of the grant. The terms of this grant correspond to those described in the above stock option section.

    - A Capital Plan grant with an initial value of $115,000 or 5,750 RPR Performance Units at a starting $20.00 value for each unit, 55.0% of this

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      grant, or 3,163 units will cliff vest two years from date of grant and the balance will cliff vest in three years from date of grant.

    - An RPR phantom stock grant with an initial value of $100,000. This grant will vest equally over a six year period of time and will be available for distribution upon your reaching age 60. The phantom shares from this grant can be applied toward your meeting an RPR stock holding requirement discussed later on in this document.

LOAN SUPPORT
- ------------

     The Company will assist you in securing a $250,000 interest bearing loan that could be effected in one of two ways. Our preference, for Proxy reporting reasons, would be to facilitate your securing an external personal loan between you and one of the financial institutions we deal with. We will work with you to accomplish this.

     If for some reason this isn't possible, the Company will loan you up to $250,000, at a prevailing market interest rate. The loan will need to be repaid to RPR within five years, with payments made to the Company each March.

SENIOR PARTNER STATUS
- ---------------------

     In the future, you will be considered for entry into the RPR Senior Partner Group. The Senior Partner document you've previously received describes the mission, objectives, and role of this important worldwide team. Typically, individuals targeted to become Senior Partners work with the membership for about a year before being considered for formal entry into the partnership.
This allows an appropriate amount of time for the individual and the group to become comfortable and experienced in working with each other.

     One requirement in being an RPR Senior Partner is to acquire and maintain an amount of RPR stock whose value equates to one year's worth of annual base compensation. Shares that count towards meeting this requirement are RPR shares owned outright, shares derived from the RPR phantom stock grant (previously mentioned in this document), shares acquired as a consequence of exercising vested RPR stock options, and shares from the RPR 401(k) Savings Program. Financing support can be made available to assist Senior Partners in meeting this requirement. You will be required to reach this level of RPR stock holdings two years from the date you officially become a Senior Partner.

RELOCATION ASSISTANCE
- ---------------------

     You are eligible for RPR's comprehensive relocation assistance program. Enclosed is a document that describes the many provisions of this plan. Please be

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aware that you will be provided with the Company's third party home purchase assistance program which is managed for RPR through the Weichert Real Estate Company. In addition, should you experience a loss on sale of your current principal residence, the Company will reimburse you for up to $120,000. This loss on sale payment will be grossed up for taxes owed. In order to obtain the RPR relocation benefits, your relocation must occur within one year from your date of hire.

EMPLOYEE BENEFITS
- -----------------

     You will participate in the RPR Flexible Benefits Plan which is a very comprehensive package of employee benefits and services. The RPR "Your Benefits Handbook", that you've previously received, spells out each item within the offering.

     The attached life insurance exhibit compares your current arrangement to what RPR provides. There is a shortfall between the two plans that can be bridged through the purchase of additional coverage from a third party insurer. RPR can facilitate this with your being responsible for paying the required premium (as you know, we've increased our base salary offer to you to assist in your paying for this added insurance). The medical data you've agreed to release from your physical exam taken last March will be utilized to better understand the type and cost of this supplemental insurance coverage.

     Regarding your current pension plan arrangement, RPR is prepared to provide additional pension benefits to help bridge the gap between your current
company's plan and ours.   The Company will therefore provide you with "double"
years of RPR pension service credit as follows: For every year worked for RPR, you will receive 2 years of RPR service credit up to a maximum of 45 years of total credited service. To receive this extra service credit, you must work a minimum of five years for RPR. The attached exhibit depicts the details relating to this commitment.

     You are also eligible for four weeks vacation, ten Company paid designated holidays, and three personal days.

CAR ALLOWANCE
- -------------

     You will receive a monthly automobile allowance of $1,100. This allowance is to be used for both the lease or purchase payments for a car of your choice along with the upkeep (gas, insurance, maintenance, etc.). You are responsible for paying the taxes on this benefit.

FINANCIAL PLANNING AND TAX PREPARATION
- --------------------------------------

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     The Company will provide you with an annual subsidy to be used for financial planning and tax preparation services. In year one this subsidy is $3,000 and beyond year one the subsidy is $1,750 per year.

EMPLOYMENT SECURITY
- -------------------

     If you are terminated from the Company involuntarily within the first two years of employment, except for just cause, you will receive a minimum of one year's then current base salary and one year's target cash bonus. Beyond two years of RPR employment, you would receive severance compensation in line with the Company policy in effect at time of your termination.

WORK AUTHORIZATION
- ------------------

     This offer of employment is contingent upon your producing proof that you are presently legally authorized to work in the United States on a full-time basis. This evidence needs to be provided no later than the first day of your employment with RPR.

PRE-EMPLOYMENT PHYSICAL
- -----------------------

     This offer is also contingent upon satisfactory results of a pre-employment physical and drug screening. Results must be received by Rhone-Poulenc Rorer before your start date. Please contact Ms. Monica Ford, Company Nurse, at (610) 454-8911 to make appropriate arrangements.

NON-SMOKING CLAUSE
- ------------------

     Please note that Rhone-Poulenc Rorer has a non-smoking policy.

     Tim, we very much hope you will accept our offer and join forces with RPR. I am sure you will find your experience with us to be very challenging and rewarding. If you have any questions, feel free to contact me at my office in Paris (33 1 40.91.74.80).


                                           Sincerely,


                                           /s/Yves Barou
                                           Sr. Vice President, Human Resources

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I hereby accept this offer as amended by addendum dated January 6, 1995 and plan to start work with Rhone-Poulenc Rorer on or about January 25, 1995.


Date January 8, 1995                                      /s/Timothy C. Rothwell

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TIMOTHY C. ROTHWELL RPR OFFER LETTER ADDENDUM                    January 6, 1995
- ---------------------------------------------



Transition/Sign on Awards Section
- ---------------------------------
Regarding the RPR phantom stock grant, the customary six year vesting requirement will be waived, such that you will be immediately vested in this grant when commencing employment with RPR. The future distribution of the grant still remains at age 60.


Loan Support Section
- --------------------
RPR, through discussions with the financial institutions we deal with, will attempt to facilitate a personal loan for you, in the amount of $250,000 at a below market interest rate instead of a prevailing interest rate as referenced
- -----
in the offer letter.


Relocation Assistance Section
- -----------------------------
You will receive RPR's temporary living relocation benefit for up to six months.


Employee Benefits Section
- -------------------------
As stated, RPR will facilitate the acquisition of additional term life insurance, as referenced in the exhibit in your offer letter, and in doing so, will seek to have alternative insurance carriers and premium schedules (graduated and set premiums) available for you to select from. As you know, RPR cannot guarantee this additional life insurance coverage, but will do everything in our power to effect this happening.


Sincerely,



/s/David Brandies
Vice President, Compensation, Benefits, Expatriation

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


                RHONE-POULENC RORER INTEROFFICE CORRESPONDENCE
- --------------------------------------------------------------------------------
         Date      14 February 1995                      Information
                                                              Copies
           To      Tim Rothwell                                   To


         From      David Brandies
- --------------------------------------------------------------------------------


      Subject      MODIFICATION TO JANUARY 3, 1995 OFFER LETTER
                   Tim:
                   As we agreed, I've gone forward and instructed our payroll department to provide you with a supplemental sign-on check that essentially pays you your $140,000.00 cash advance payment on a net basis. Our cost to provide the $140,000 net is $135,916.

                   Enclosed you will find both a check for $52,724.00, which is the amount required to accomplish this, and a schedule that depicts how the calculation was made. Since this methodology is different from the approach described in your January 3, 1995 offer letter, I 'm amending that section of the letter as follows:

                   . $140,000.00 cash advance payment given to you net with the
                                                                   ---
                     following terms:

                     If you leave voluntarily within four years from date of RPR employment, then you will need to return, to the Company, $68,979 ($140,000 + 135,916 / 4) a year for each year not worked up to maximum of four years.

                   Tim, if this meets with your approval, please sign off below.

                   Sincerely,

                   /s/David Brandies

                   AGREED

                   /s/Tim Rothwell                        Date: February 14,1995

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